Exhibit 99.1

NEWS RELEASE
Contact: Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	TigerDirect.com Lorelle Kahn 305-458-0940 Lorelle@workshopcollective.com

ALLIANCE DATA SIGNS NEW MULTIYEAR AGREEMENT WITH ELECTRONICS RETAILER TIGERDIRECT.COM
Alliance Data Selected to Launch New Private Label Credit Card Program for
Industry-leading Electronics Retailer

DALLAS, May 7, 2013 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced its Retail Services business has signed a multiyear agreement to provide private label credit card services for multichannel computer and electronics retailer TigerDirect (www.tigerdirect.com), a subsidiary of Systemax, Inc.  Miami-based TigerDirect was established to serve the needs of business and personal computer users, and today is one of the industry's top computer and computer-product retailers. Through its industry-leading website, robust catalog business and 32 retail store locations across the United States, TigerDirect sells top-quality computers; computer parts; TV, video and audio products; appliances; cameras; software; video gaming equipment and more.

Through its suite of credit and marketing tools, Alliance Data will launch and provide marketing services for a new private label credit card program for TigerDirect, designed to extend brand affinity among its cardholders with a wide range of flexible financing and payment options.

“The TigerDirect customer is a smart shopper with a high degree of technical knowledge, and one who expects superior customer service and support—which we provide at a level unmatched in the industry,” said Robert Leeds, chief executive officer of TigerDirect. “We value Alliance Data’s industry expertise, keen understanding of the competitive retail environment, and ability to customize a program that meets the unique needs of the TigerDirect customer. We look forward to working with Alliance Data to help us keep the TigerDirect brand top-of-mind among our most loyal customers, and to drive sales and long-term customer relationships.”

“TigerDirect is a recognized leader in electronics retailing, widely known for its vast product offering and competitive pricing, the quality of its products, and a personalized customer service experience that is the hallmark of this retailer’s reputation,” added Melisa Miller, president of Alliance Data Retail Services. “Leveraging our credit and marketing tools, this new credit program will extend the reach of the TigerDirect brand, mirroring the service and value TigerDirect brings to every customer interaction, while driving brand loyalty among its best customers—its cardholders. I’m also pleased to note that this partnership marks our entry into the consumer electronics vertical.

About Alliance Data Retail Services
Alliance Data Retail Services is one of the nation’s leading providers of branded credit card programs, with over 100 marketing-driven private label, co-brand and commercial programs in partnership with many of North America’s best-known brands. The business delivers upon its Know More. Sell More.® commitment by leveraging customer insight to drive sales for its client partners. Leveraging deep-rooted retail industry expertise, transaction-based customer data, and advanced analytics, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to help its clients develop stronger, more profitable customer relationships. Alliance Data Retail Services is part of the Alliance Data family of companies. To learn more about Alliance Data Retail Services visit www.alliancedata.com.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

About TigerDirect.com

TigerDirect.com (http://www.tigerdirect.com) serves the needs of both personal and business computer users, selling consumer electronics, computers, digital media technology, and peripherals via catalog, business to business, and Internet channels. TigerDirect.com is a subsidiary of Systemax, Inc.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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